                                                                   Exhibit 16.1

June 28, 1999

Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for ORBCOMM Global, L.P. and two of its affiliates, ORBCOMM USA, L.P. and ORBCOMM International, L.P. and, under the date of March 30, 1999, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 1998 and 1997. On April 22, 1999, we resigned as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K/A dated June 28, 1999, and we agree with such statements.

Very truly yours


KPMG LLP
Washington, DC


                                       3